EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm.
The Oriental Bank CODA Profit Sharing Plan:

We consent to the incorporation by reference in the registration statement (No. 333-102696) on Form S-8 of OFG Bancorp our report dated June 27, 2022, with respect to the statements of net assets available for benefits of The Oriental Bank CODA Profit Sharing Plan as of December 31, 2021 and 2020, the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the related notes, and the supplemental schedule of Schedule H, line 4i – Schedule of Assets (held at end of year) as of December 31, 2021, which report appears in the December 31, 2021 annual report on Form 11-K of The Oriental Bank CODA Profit Sharing Plan.

/s/ KPMG LLP

San Juan, Puerto Rico
June 27, 2022
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